Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

I hereby consent to the references to William M. Cobb & Associates, Inc. in this Registration Statement of HNR Acquisition Corp. on Amendment No. 4 to Form S-1 (File No. 333-275378) and to the use of information from, and the inclusion of, the report dated February 26, 2024, with respect to the estimates of proved reserves, future production and income as of December 31, 2023, attributable to the interest of LH Operating, LLC (LH Operating) in certain oil and gas properties, the report dated June 30, 2023, with respect to the estimates of proved reserves, future production and income as of December 31, 2022, attributable to the interest of LH Operating, LLC (LH Operating) in certain oil and gas properties (which excludes the 10% overriding royalty interest not acquired by HNR Acquisition Corp), and the report dated June 30, 2023, with respect to the estimates of proved reserves, future production and income as of December 31, 2022, attributable to the interest of LH Operating, LLC (LH Operating) in certain oil and gas properties (which includes the 10% overriding royalty interest not acquired by HNR Acquisition Corp), in this Registration Statement of HNR Acquisition Corp. on Amendment No. 4 to Form S-1 (File No. 333-275378). I also consent to the reference to William M. Cobb & Associates, Inc under the heading “Experts” in such Prospectus.

/s/ Donald L. Bailey
Donald L. Bailey
Senior Advisor

William M. Cobb & Associates, Inc.

Texas Registered Engineering Firm F-84

August 2, 2024